OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Class ‘‘A’’ Common Stock
of

REINHOLD INDUSTRIES, INC.

at
$12.50 Net Per Share
by

REINHOLD ACQUISITION CORP.

a company indirectly wholly-owned by certain
investment partnerships advised or managed by

RESOLUTE FUND PARTNERS, LLC

and

THE JORDAN COMPANY, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, DECEMBER 8, 2006,
UNLESS THE OFFER IS EXTENDED.

November 9, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated November 9, 2006 (the ‘‘Offer to Purchase’’) and the related Letter of Transmittal (the ‘‘Letter of Transmittal,’’ which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the ‘‘Offer’’) relating to the third party tender offer by Reinhold Acquisition Corp., a Delaware corporation (‘‘Purchaser’’) and a wholly owned subsidiary of Reinhold Holdings, Inc., a Delaware corporation (‘‘Parent’’), to purchase all of the outstanding shares (‘‘Shares’’) of common stock, par value $.01 per share, of Reinhold Industries, Inc. (the ‘‘Company’’), at a price of $12.50 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest, upon the terms and subject to the conditions set forth in the Offer.

We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot by used by you to tender Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer price is $12.50 per Share, net to the seller in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares of the Company.

3.	The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of November 2, 2006, by and among Parent, the Company and Purchaser (the ‘‘Merger Agreement’’). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser. The Merger Agreement further provides that Purchaser will be merged with and into the Company (the ‘‘Merger’’) following the completion of the Offer and promptly after satisfaction or waiver of certain conditions. The Company will continue as the surviving corporation after the Merger and will become a wholly owned subsidiary of Parent.

4.	The Board of Directors of the Company has by unanimous vote (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders, (iii) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer, and (iv) recommended that the Company’s stockholders approve and adopt the Merger Agreement.

5.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, December 8, 2006, unless the Offer is extended.

6.	Tendering stockholders will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Purchaser or to its order pursuant to the Offer.

7.	The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer Shares representing at least 51% of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase. The Offer also is subject to certain other terms and conditions.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all your Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

Instructions With Respect to the

Offer to Purchase for Cash
All Outstanding Shares of Class ‘‘A’’ Common Stock
of

REINHOLD INDUSTRIES, INC.

at
$12.50 Net Per Share
by

REINHOLD ACQUISITION CORP.

a company indirectly wholly-owned by certain
investment partnerships advised or managed by

RESOLUTE FUND PARTNERS, LLC

and

THE JORDAN COMPANY, L.P.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated November 9, 2006, and the related Letter of Transmittal, in connection with the offer by Reinhold Acquisitions Corp., a Delaware corporation (‘‘Purchaser’’) and a wholly owned subsidiary of Reinhold Holdings, Inc., to purchase all of the outstanding shares (‘‘Shares’’) of common stock, par value $.01 per Share of Reinhold Industries, Inc. at $12.50 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

SIGN BELOW
Number of Shares to be Tendered:	Total Number of Shares*
Signature(s)

Please Print Name(s)

Address

Account Number

Area Code and Telephone Number

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.		Taxpayer Identification Number(s) or Social Security Number(s)
Dated: , 2006